                                                                   Exhibit 23(a)




                        CONSENT OF INDEPENDENT AUDITORS





To the Board of Directors
General Electric Capital Corporation:


We consent to the incorporation by reference in the Registration Statement on Form S-3 of General Electric Capital Corporation (the "Corporation") dated March 31, 2004 (the "Registration Statement") of our report dated February 6, 2004, except for Notes 5, 6, 9 and 18 for which the date is March 30, 2004, relating to the statement of financial position of General Electric Capital Corporation and consolidated affiliates as of December 31, 2003 and 2002, and the related statements of earnings, changes in shareowner's equity and cash flows for each of the years in the three-year period ended December 31, 2003 (the "consolidated financial statements"), and the related schedule, which report appears in the December 31, 2003 Annual Report on Form 10-K/A of the Corporation. The consolidated financial statements have been conformed to reflect organizational changes and are included as an exhibit to the Corporation's report on Form 8-K dated March 30, 2004. As discussed in Note 1 to the consolidated financial statements, the Corporation in 2003 changed its method of accounting for variable interest entities, in 2002 changed its method of accounting for goodwill and other intangible assets, and in 2001 changed its methods of accounting for derivative instruments and hedging activities and impairment of certain beneficial interests in securitized assets.


We also consent to the reference to our firm under the heading "Experts" in the Registration Statement.


/s/ KPMG LLP


Stamford, Connecticut
March 31, 2004